                                                                     Exhibit 12

                    BOISE CASCADE OFFICE PRODUCTS CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                For the Year Ended December 31
                                                                ------------------------------
                                                 1998          1997          1996          1995           1994
                                             -----------   -----------    -----------   -----------   -----------
                                                           (dollars in thousands)
Interest costs and amortization
   of debt costs                            $    26,273    $    20,308    $     7,868   $       725   $        --
Interest costs capitalized
   during the period                              1,025             --             --            --            --
Interest factor related to
   noncapitalized leases (1)                      5,207          4,456          4,839         2,203         1,632
                                            -----------    -----------    -----------   -----------   -----------

   Total fixed charges                      $    32,505    $    24,764    $    12,707   $     2,928   $     1,632
                                            ===========    ===========    ===========   ===========   ===========


Income before income taxes                       95,911    $    99,784    $    93,812   $    71,370   $    43,194
Total fixed charges                              32,505         24,764         12,707         2,928         1,632
Less:  Interest capitalized                      (1,025)            --             --            --            --
                                            -----------    -----------    -----------   -----------   -----------
Total earnings before
   fixed charges                            $   127,391    $   124,548    $   106,519   $    74,298   $    44,826
                                            ===========    ===========    ===========   ===========   ===========


Ratio of earnings to fixed charges                  3.9            5.0            8.4          25.4          27.5




(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.